SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACADIA Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc., a Delaware corporation. The meeting will be held on June 13, 2008 at 8:00 a.m. local time at The Westgate Hotel, 1055 Second Avenue, San Diego, California 92101 for the following purposes:

1.	To elect three Class I directors to hold office until our 2011 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 18, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Thomas H. Aasen Vice President, Chief Financial Officer, Treasurer, and Secretary

San Diego, California

May 13, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of ACADIA Pharmaceuticals Inc. (sometimes referred to as the “Company”, “ACADIA”, “we”, “us” or “our”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 13, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2008 will be entitled to vote at the annual meeting. On this record date, there were 37,087,627 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2008 your shares were registered directly in your name with ACADIA’s transfer agent, The Bank of New York Mellon Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ACADIA. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to ACADIA’s Secretary at 3911 Sorrento Valley Boulevard, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 13, 2009, to Thomas H. Aasen, Secretary, ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 15, 2009 but no earlier than February 13, 2009. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•

For the election of directors, the three nominees receiving the most “For” votes from the holders of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy.

On the record date, there were 37,087,627 shares outstanding and entitled to vote. Thus, the holders of 18,543,814 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

ACADIA’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members. There are three directors in Class I, whose term of office expires in 2008. Stockholders may not vote for a greater number of nominees than three. The three nominees for Class I directors are Michael Borer, Mary Ann Gray and Lester Kaplan. Each of the nominees is currently a director of ACADIA. Drs. Gray and Kaplan were elected by our stockholders at our 2005 Annual Meeting of Stockholders and Mr. Borer was elected by the Board in September 2005 to fill a vacancy following the resignation of a Board member. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes II and III expire at our 2009 and 2010 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. Seven of our eight directors attended the 2007 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by ACADIA’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

The following table sets forth information as of April 30, 2008 for our directors and executive officers:

Name	Age	Position
Leslie L. Iversen, Ph.D.	70	Chairman of the Board and Director
Gordon Binder	72	Director
Michael Borer	49	Director
Mary Ann Gray, Ph.D.	55	Director
Uli Hacksell, Ph.D.	57	Chief Executive Officer and Director
Lester J. Kaplan, Ph.D.	57	Director
Torsten Rasmussen	63	Director
Alan G. Walton, Ph.D., D.Sc.	72	Director
Thomas H. Aasen	47	Vice President, Chief Financial Officer, Treasurer, and Secretary
Brian Lundstrom	45	Senior Vice President, Business Development
Roger M. Mills, M.D.	50	Executive Vice President, Development
Bo-Ragnar Tolf, Ph.D.	58	Vice President, Chemistry & Managing Director of ACADIA Pharmaceuticals AB
John J. Kaiser	52	Vice President, Strategic Marketing and Commercial Development

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2011 Annual Meeting

Michael Borer has served as a director of our company since September 2005. Mr. Borer served as Chief Executive Officer and President of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on prescription products that treat disorders of the central nervous system, until the sale of the company to Valeant Pharmaceuticals International in early 2005. Prior to founding Xcel in early 2001, Mr. Borer served as Senior Vice President and Chief Financial Officer of Dura Pharmaceuticals, Inc. and held other management positions there from 1994 through 2000. Prior to Dura, Mr. Borer spent 12 years in public accounting with Deloitte & Touche in its audit services group. He holds a bachelor’s degree in accounting from San Diego State University.

Mary Ann Gray, Ph.D. has served as a director of our company since April 2005. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC, a company which she started in 2003. Dr. Gray also serves on the boards of directors of Dyax Corp., Telik, Inc. and GTC Biotherapeutics, Inc. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody for an aggregate of nine years. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer.

Lester J. Kaplan, Ph.D. has served as a director of our company since November 1997. Dr. Kaplan was Executive Vice President and President, Research and Development, at Allergan, Inc. from November 2003 to April 2004. Dr. Kaplan joined Allergan in 1983 and, prior to being appointed to Executive Vice President, was Corporate Vice President, Research and Development and Global BOTOX from June 1998 to November 2003. Dr. Kaplan was elected to Allergan’s board of directors in 1994 and served in that capacity until April 2004. Dr. Kaplan is Executive Chairman of the Board of Aciex Inc., and a member of the Board of The National Neurovision Research Institute. He is a venture partner with Bay City Capital and serves on its Scientific Advisory Board. Dr. Kaplan received a M.S. and Ph.D. in organic chemistry from the University of California, Los Angeles.

Directors Continuing in Office Until the 2009 Annual Meeting

Torsten Rasmussen has served as a director of our company since April 1998. Mr. Rasmussen has been President and Chief Executive Officer of Morgan Management ApS, a management advisory and consulting company, since 1997. Prior to founding Morgan Management ApS in 1997, Mr. Rasmussen had held the position of Executive Vice President, Operations at the LEGO Group (LEGO A/S) in Denmark, since 1981. He currently serves as a board member in the capacity of chairman, deputy chairman or ordinary board member of a number of Danish companies of which the following are quoted on the Danish Stock Exchange: Coloplast A/S, TK Development A/S, Vestas Wind Systems A/S and A/S Det Oestasiatiske Kompagni. Mr. Rasmussen holds an M.B.A. from IMD in Lausanne, Switzerland.

Uli Hacksell, Ph.D. has served as our Chief Executive Officer since September 2000 and as a director of our company since October 2000. From February 1999 to September 2000, he served as our Executive Vice President of Drug Discovery. From August 1991 to February 1999, Dr. Hacksell held various senior executive positions at Astra, a pharmaceutical company, including Vice President of Drug Discovery and Technology as well as President of Astra Draco, one of Astra’s largest research and development subsidiaries, where he directed an organization of more than 1,100 employees. From August 1991 to May 1994, he served as Vice President of CNS Preclinical R&D at Astra Arcus, another subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. He currently serves as a director, and chairman of the board, of Action Pharma A/S, a privately held company in Denmark, and serves on the board of directors of Scandinavian Life Science Venture. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Alan G. Walton, Ph.D., D.Sc. has served as a director of our company since March 2003. Dr. Walton joined Oxford Partners as a General Partner in 1987. In 1991, he founded Oxford Bioscience Partners and he is currently Senior Partner and Chairman of Oxford Bioscience Corporation. Previously, he was President and CEO of University Genetics Co., a public biotechnology company involved in technology transfer and seed investments in university-related projects. Prior to University Genetics, he taught at several institutions including Harvard Medical School, Indiana University and Case Western Reserve where he was Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules. Dr. Walton serves on the Boards of Alexandria Real Estate Equities and Advanced Cell Technology. He is also on the Board of Research!America, a philanthropic organization. Dr. Walton was a founder of Human Genome Sciences and GeneLogic and is the Founding Chairman of the Biotechnology Venture Investors Group. Dr. Walton holds a Ph.D. in chemistry and a D.Sc. in biological chemistry from Nottingham University in England and in 2005 received an honorary LLD degree for his lifetime achievement in life sciences from Nottingham University. Dr. Walton has also been awarded an Adjunct Professorship from Case Western Reserve University.

Directors Continuing in Office Until the 2010 Annual Meeting

Gordon Binder has served as a director of our company since June 2003. Mr. Binder is the founder and Managing Director of Coastview Capital. Mr. Binder was the Chief Executive Officer of Amgen Inc. from 1988 through 2000. During his tenure as Chief Executive Officer, Amgen grew from 400 employees to rank within the top 20 pharmaceutical companies in worldwide revenues, the top 15 in United States sales and the top ten in market capitalization. Mr. Binder serves on the boards of the Massachusetts Institute of Technology, the California Institute of Technology and the American Enterprise Institute. He has been Chairman of BIO, the biotechnology industry trade association, and PhRMA, the pharmaceutical industry trade association. He has a bachelor’s degree in Electrical Engineering from Purdue University and an M.B.A. from Harvard Business School.

Leslie L. Iversen, Ph.D. has been the Chairman of our Board of Directors since December 2000. He has served as a director since 1998. He also was a founding member of our Scientific Advisory Board. Dr. Iversen is currently a Professor of Pharmacology at University of Oxford, England, where he has taught since 1995. He was previously a Professor of Pharmacology at King’s College, London where he was Director of the Wolfson Centre for Age Related Diseases from 1999 until 2004. Dr. Iversen is internationally recognized for his fundamental contributions to the understanding of neurotransmission. Dr. Iversen served as Vice President of Neuroscience Research, Merck Research Laboratories and Director of the Neuroscience Research Center of Merck Research Laboratories in the UK. He was formerly Director of the Medical Research Council Neurochemical Pharmacology Unit in Cambridge. More recently, Dr. Iversen founded and serves as a director of Panos Therapeutics Ltd. Dr. Iversen is the recipient of numerous awards, including Fellow of the Royal Society of London and Foreign Associate Member of the National Academy of Sciences in the United States. Dr. Iversen received a Ph.D. and B.A. from the University of Cambridge.

Set forth below is biographical information for each of our executive officers who is not a director:

Thomas H. Aasen has served as our Vice President, Chief Financial Officer, Treasurer and Secretary since April 1998. Prior to joining our company, Mr. Aasen held the position of Senior Director of Finance and Administration at Axys Pharmaceuticals, a publicly traded life sciences company formerly called Sequana Therapeutics, where he was employed from June 1996 to April 1998. Earlier in his career, Mr. Aasen held various financial management positions including Director of Finance at Genta, Inc. and Director of Accounting at Gen-Probe, Inc., both publicly traded life sciences companies, and Audit Manager at KPMG Peat Marwick. He has over 25 years of professional finance and accounting experience focused primarily on the life sciences industry. Mr. Aasen received a B.S. degree with honors from San Diego State University and is a Certified Public Accountant.

Brian Lundstrom has served as our Senior Vice President, Business Development since November 2004. Prior to joining us, Mr. Lundstrom held the position of Vice President, Business Development at Genzyme Corporation. At Genzyme he led the integration and outlicensing of assets from SangStat Medical Corporation which he had joined in 2000 and helped grow through partnering until its sale to Genzyme in 2003. Earlier in his career, Mr. Lundstrom held senior business, clinical and product development positions at Oxford GlycoSciences from 1998 to 2000, Novo Nordisk from 1990 to 1997 and Immuntech from 1986 to 1989. Mr. Lundstrom holds an M.S. in biotechnology from the Danish Technical University and an MBA equivalent degree in international business and finance from Copenhagen Business School and Seattle University.

Roger M. Mills, M.D. has served as our Executive Vice President, Development since June 2006. Prior to joining us, Dr. Mills held the position of Vice President, Development at Pfizer Global R&D, a division of Pfizer Inc., for a five-year period. In this capacity, he was responsible for the management and direction of drug development activities at the Pfizer campus in La Jolla, California, and played a key role in the development of Sutent®, a new multikinase inhibitor for patients with advanced renal cell carcinoma and gastrointestinal stromal tumors. Prior to joining Pfizer, Dr. Mills held senior clinical management positions at Gilead Sciences, where he served as project leader in the development of Tamiflu®, a leading treatment for influenza, and at Abbott Laboratories, where he played an important role in the development of antiviral drugs. Earlier in his career, he held several senior positions at the Wellcome Foundation, including Scientific Advisor for Group Marketing and Therapeutic Area Head, Cardiovascular Marketing. Dr. Mills received his medical degree at the Charing Cross Hospital Medical School in London and his specialized medical training at the Royal College of General Practitioners in London.

Bo-Ragnar Tolf, Ph.D. has served as our Vice President, Chemistry since January 2001. During that time he has also served as Managing Director of ACADIA Pharmaceuticals A/S and, since June 2005, of ACADIA Pharmaceuticals AB, our subsidiaries in Denmark and Sweden, respectively. From 1991 until joining us, Dr. Tolf held various positions at Astra, including Deputy Head of preclinical research in the areas of central nervous system and pain disorders at Astra Zeneca, Vice President of Preclinical Research and Development at Astra Arcus, head of Central Nervous System Preclinical R&D at Astra Arcus, and Director of the Department of Medicinal Chemistry at Astra Arcus. From 1989 to 1991, Dr. Tolf was head of the Department of Medicinal Chemistry at Kabi. From 1985 to 1989, Dr. Tolf served as Manager of Pharmaceutical R&D at Pharmacia Ophthalmics AB. Dr. Tolf completed his postdoctoral work at Stanford Research Institute and at Stanford University. Dr. Tolf received a Master of Pharmacy degree and a Ph.D. in Organic Pharmaceutical Chemistry from the University of Uppsala in Sweden.

John J. Kaiser has served as our Vice President, Strategic Marketing and Commercial Development, since February 2008. Prior to joining us, Mr. Kaiser had been at Eli Lilly & Co. for over 25 years, most recently serving as Director, Neuroscience Strategy and New Product Planning where he was responsible for the development of Eli Lilly’s global neuroscience commercial strategy. Previously, he held senior level positions in global commercial development, market research, and brand management. In these various roles, Mr. Kaiser was responsible for establishing the business and brand strategy for Cymbalta®, developing global market research in support of the successful launch of Zyprexa®, and managing the global Prozac® brand and associated marketing activities. Earlier in his career at Lilly, he served as Managing Director of Eli Lilly Netherlands, and held a variety of positions in pharmaceutical sales and sales management. Mr. Kaiser received a B.S. in Pharmacy from the University of Cincinnati College of Pharmacy.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Hacksell, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which were presided over by the Chairman of the Board. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards.

Meetings of the Board of Directors

The Board of Directors met six times during the last fiscal year, including two telephonic meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Gordon Binder	X
Michael Borer	X
Mary Ann Gray	X	*
Uli Hacksell
Leslie Iverson
Lester J. Kaplan			X	*	X
Torsten Rasmussen			X		X
Alan G. Walton			X		X	*
Meetings in fiscal year 2007	8		5		4

*	Committee Chair

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three independent directors and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,

•	reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,

•

reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,

•	establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and

•	reviewing and approving any transaction with a related person that must by disclosed by us.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable Nasdaq listing standards). Our Board of Directors has determined that Mr. Binder qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Binder’s level of knowledge and experience based on a number of factors, including his formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.acadia-pharm.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our

Annual Report in Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Mary Ann Gray, Committee Chair

Gordon Binder

Michael Borer

Compensation Committee

The Compensation Committee is composed of three directors and all members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Compensation Committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs,

•	establishing policies with respect to equity compensation arrangements, and

•

reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors.

Commencing in 2007, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 1998, the Compensation Committee formed a Non-Officer Stock Option Committee, currently composed of Dr. Hacksell, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Specific authority of the Non-Officer Stock Option Committee is specified on a quarterly basis, but, generally, this subcommittee may not grant options to acquire more than an aggregate of 150,000 shares per quarter or 25,000 shares per employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

Historically, the Compensation Committee has met at one or more meetings held during the first quarter of the year to discuss and make recommendations to the Board for annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation surveys, and recommendations of any compensation consultant, if applicable.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Drs. Kaplan and Walton and Mr. Rasmussen. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The foregoing report has been furnished by the Compensation Committee.

Lester J. Kaplan, Committee Chair

Torsten Rasmussen

Alan G. Walton

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•	evaluating nominations by stockholders of candidates for election to our Board of Directors,

•	evaluating performance of our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•	developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,

•	considering questions of possible conflicts of interest of directors as such questions arise, and

•	overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors and ACADIA, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3911 Sorrento Valley Boulevard, San Diego, California 92121. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. For the proposed candidate to be considered for nomination for the 2009 Annual Meeting of Stockholders, the written communication must be received by January 13, 2009.

Stockholder Communications With the Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Company’s General Counsel at 3911 Sorrento Valley Boulevard, San Diego, CA 92121. All communications will be compiled by the General Counsel and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the General Counsel, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Code of Ethics

The Company has adopted the ACADIA Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.acadia-pharm.com. If the Company makes any substantive amendments to this Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Open Door Policy for Reporting Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.acadia-pharm.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ACADIA and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2006.

	Fiscal Year Ended December 31,
	2007	2006
Audit fees(1)	$544,000	$683,000
Audit-related fees(2)	—	—
Tax fees(3)	37,000	37,000
All other fees(4)	2,000	2,000

Total fees	$583,000	$722,000

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Includes fees related to additional auditing work for our company’s compliance with Section 404 of the Sarbanes-Oxley Act. Also includes fees for services associated with periodic reports and other documents filed with the SEC, such as fees related to our S-3 registration statements made in connection with our public offerings in 2007 and 2006, including documents issued in connection with these offerings (e.g. comfort letters and consents).
(2)	We did not engage PricewaterhouseCoopers LLP to perform audit-related services.
(3)	Represents fees for preparation of federal, state and foreign income and franchise tax returns and related schedules and calculations, totaling $24,000 and $26,000 in 2007 and 2006, respectively, as well as general consultation regarding federal, state and foreign income tax matters totaling $13,000 and $11,000 in 2007 and 2006, respectively.
(4)	Represents annual licensing fees for an accounting database subscription.

Pre-Approval Policies and Procedures.

The Audit Committee has pre-approval polices and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally pre-approve specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the captions “tax fees” and “all other fees” incurred in 2007 and 2006 were approved in accordance with our pre-approval polices and procedures.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 29, 2008 by: (i) each of our directors, (ii) each of our Named Executive Officers, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 37,059,232 shares outstanding on February 29, 2008, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 29, 2008, which is 60 days after February 29, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders
FMR LLC(2)	5,545,101	14.96%
Oxford Bioscience Partners IV affiliates(3)	3,715,433	9.95
T. Rowe Price Associates, Inc.(4)	3,077,900	8.28
Delaware Management(5)	2,681,900	7.25
Nomura Phase4 Ventures(6)	2,309,762	6.14
Baker Brothers Funds(7)	2,283,578	6.15
OppenheimerFunds, Inc.(8)	2,243,300	6.05
Directors and Named Executive Officers
Uli Hacksell, Ph.D.(9)	483,652	1.29%
Thomas H. Aasen(10)	186,106	*
Bo-Ragnar Tolf, Ph.D.(11)	126,649	*
Brian Lundstrom(12)	70,701	*
Roger M. Mills, M.D.(13)	57,291	*
Leslie L. Iversen, Ph.D.(14)	79,372	*
Alan G. Walton, Ph.D.(3)	3,715,433	9.95
Gordon Binder(15)	597,055	1.61
Lester J. Kaplan, Ph.D.(16)	63,216	*
Torsten Rasmussen(17)	49,042	*
Mary Ann Gray, Ph.D.(18)	46,385	*
Michael Borer(19)	39,724	*
All current directors and executive officers as a group (13 persons)(20)	5,514,626	14.32%

*	Less than one percent.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on their most recently filed Schedule 13G.
(3)	Includes 3,160,238 shares owned by Oxford Bioscience Partners IV L.P., 25,979 shares owned by mRNA Fund II L.P., and 236,500 shares issuable upon the exercise of warrants held by Oxford Bioscience Partners IV L.P. Dr. Walton’s total includes 56,216 shares issuable upon the exercise of stock options granted to Dr. Walton. Dr. Walton is a General Partner of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P., and holds voting and investment power over the shares held by both of these funds. Dr. Walton disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. is 222 Berkeley Street, Suite 1650, Boston, Massachusetts 02116.
(4)	Includes 2,947,900 shares and 130,000 shares issuable upon the exercise of warrants. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	Includes shares held by Delaware Management Holdings Co Inc. and Delaware Management Business Trust, which have an address of 2005 Market Street, Philadelphia, Pennsylvania 19103.
(6)	Includes 1,760,010 shares owned by Nomura Phase4 Ventures LP and 549,752 shares issuable upon the exercise of warrants. Nomura Phase4 Ventures GP Limited, as the general partner of Nomura Phase4 Ventures LP, has delegated the investment and voting power of the shares held by Nomura Phase4 Ventures LP to Nomura Phase4 Ventures Limited. Nomura Phase4 Ventures Limited is a subsidiary of Nomura International plc which is a subsidiary of Nomura Holdings Inc., a publicly traded company. The address for Nomura Phase4 Ventures LP and Nomura Phase4 Ventures Limited is Nomura House, 1 St. Martins-le-Grand, London, EC1A 4NP, United Kingdom.
(7)	Includes 17,830 shares, owned by Baker Bros. Investments I, L.P., 9,350 shares owned by Baker Bros. Investments II, L.P., 557,109 shares owned by Baker Biotech Fund I, L.P., 1,567,351 shares owned by Baker Brothers Life Sciences, L.P., 40,357 shares owned by 14159, L.P., and 18,282 shares owned by Baker/Tisch Investments, L.P.; 2,524 shares, 2,347 shares, 24,766 shares and 43,662 shares issuable upon the exercise of warrants held by Baker Brothers Investments I, Baker/Tisch Investments, Baker Biotech Fund I and Baker Brothers Life Sciences, respectively. The address for the Baker Brothers investment funds is 667 Madison Avenue, New York, New York 10065. This information is based on the most recent Schedule 13G filed on behalf of Felix J. Baker and Julian C. Baker.
(8)	The address for OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281.
(9)	Includes 8,300 shares owned by Dr. Hacksell, 59,916 shares held by Dr. and Mrs. Hacksell, as trustees of The Hacksell Family Trust, and 415,436 shares issuable to Dr. Hacksell upon the exercise of stock options.
(10)	Includes 14,864 shares owned by Mr. Aasen, 1,369 shares held by Mr. and Mrs. Aasen, as trustees of The Aasen Family Trust, and 169,873 shares issuable to Mr. Aasen upon the exercise of stock options.
(11)	Includes 126,649 shares issuable to Dr. Tolf upon the exercise of stock options.
(12)	Includes 70,701 shares issuable to Mr. Lundstrom upon the exercise of stock options.
(13)	Includes 57,291 shares issuable to Dr. Mills upon the exercise of stock options.
(14)	Includes 4,000 shares owned by Dr. Iversen and 75,372 shares issuable to Dr. Iversen upon the exercise of stock options.
(15)	Includes 522,948 shares owned by Coastview Bioscience Partners I, L.P., 18,243 shares owned by Coastview Strategic Fund I, L.P., and 31,500 shares owned by Coastview Advisors Fund I, L.P. Also includes 41,500 shares issuable upon the exercise of stock options granted to Mr. Binder. Mr. Binder is the Founder and Managing Director of Coastview Bioscience Partners I, L.P., Coastview Strategic Fund I, L.P. and Coastview Advisors Fund I, L.P., and holds voting and investment power over the shares held by these three funds. Mr. Binder disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for Coastview Bioscience Partners I, L.P., Coastview Strategic Fund I, L.P. and Coastview Advisors Fund I, L.P. is 11111 Santa Monica Boulevard, Suite 1850, Los Angeles, California 90025.

(16)	Includes 4,000 shares owned by Dr. Kaplan and 59,216 shares issuable to Dr. Kaplan upon the exercise of stock options.
(17)	Includes 49,042 shares issuable to Morgan Management ApS, a Danish corporation in which Mr. Rasmussen has a controlling interest, upon the exercise of stock options.
(18)	Includes 46,385 shares issuable to Dr. Gray upon the exercise of stock options.
(19)	Includes 39,724 shares issuable to Mr. Borer upon the exercise of stock options.
(20)	Includes 1,207,405 shares issuable upon the exercise of stock options and 236,500 shares issuable upon the exercise of warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors, composed entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our stock plans, and to review and recommend to the full Board of Directors for approval annually all compensation decisions relating to our executive officers.

Compensation Philosophy

Our executive compensation policies are designed to

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term incentives via stock options.

Our Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. Our Compensation

Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Our Compensation Committee reviews and recommends to the full Board of Directors on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, we conduct benchmarking of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, our Compensation Committee has historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. In particular, the Compensation Committee has from time to time, as it sees fit, engaged external compensation consultants to review and provide benchmarking information used to establish cash and equity compensation and related policies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and strategic objectives that may be unique to us, the Compensation Committee generally believes that gathering this information is an important part of our compensation-related decision-making process. For the compensation decisions following the year-ended December 31, 2007, the Compensation Committee did engage an external compensation consulting firm to review and provide the committee with a variety of benchmarking information, including information from a group of 18 U.S.-based development stage biotech companies, consisting of Acorda Therapeutics Inc., Allos Therapeutics, Inc., Alnylam Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Array BioPharma Inc., Cell Genesys, Inc., CV Therapeutics, Inc., Cytokinetics, Inc., Exelixis Inc., GTx, Inc., Incyte Corporation, Keryx Biopharmaceuticals, Inc., Neurocrine Biosciences, Inc., Rigel Pharmaceuticals, Inc., Seattle Genetics, Inc., Vanda Pharmaceuticals Inc., Vical Inc. and XenoPort, Inc. The members of this group were chosen based on factors such as geography, stage of development, therapeutic area of focus, market capitalization (generally ranging from one-third to three times our market capitalization), headcount, and recent and historical performance.

The chief executive officer evaluates the performance of our other executive officers on an annual basis and makes recommendations to the Compensation Committee with respect to their annual salary adjustments, bonuses and annual stock option grants. The Compensation Committee exercises its own discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity-based awards for each of our executive officers. The chief executive officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives.

Elements of Executive Compensation

Compensation of our executive officers consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Since we have been a public company, changes to base salary, awards of incentive bonuses and long-term incentive awards have been generally determined in connection with the regularly scheduled meeting of the Board of Directors in March of each year.

Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive market salary information for similar positions in the biotechnology industry. The base salaries of our executive officers are reviewed annually and adjustments to each executive officer’s base salary is determined by an assessment of our company’s performance, the performance of each executive officer against his individual job and functional area’s responsibilities including, where appropriate, the impact of such performance on our company’s business results, competitive market conditions for executive compensation for similar positions, and recognizing cost of living considerations.

Annual Incentive Bonuses. In addition to base salary, the Compensation Committee evaluates the performance of, and recommends for approval to our Board of Directors the bonuses payable to, our executive officers on an annual basis. We believe that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management and presented to the full Board of Directors that are intended to apply to the executives’ bonus awards. Annual incentive bonuses are based on a blend of the overall performance of the executive’s functional area, including his relative individual contributions, and our company’s overall performance in achieving corporate goals, while taking into account competitive market information. Since our Chief Executive Officer is responsible for the performance of the entire company, his bonus is based on the company’s overall performance in achieving corporate goals, while taking into account competitive market information. For 2007, the accomplishment of key corporate goals, including the reporting of data from our Phase II schizophrenia co-therapy trial with pimavanserin, the advancement of our program in Parkinson’s disease psychosis with pimavanserin, including the initiation of our first Phase III pivotal trial, the initiation and completion of enrollment in our Phase IIb trial with ACP-104 for schizophrenia, and the completion of a public stock offering, were considered in deciding the annual incentive bonuses that were paid. The annual incentive bonuses for 2006 and 2007 were based on the above-mentioned criteria and pre-established targets measured as a percentage of the executives’ individual base salaries as follows: 30% for Uli Hacksell, our Chief Executive Officer; 25% for Roger Mills, our Executive Vice President, Development; 23.5% for Thomas H. Aasen, our Vice President and Chief Financial Officer, and Brian Lundstrom, Senior Vice President, Business Development; and 20% for Bo-Ragnar Tolf, Vice President, Chemistry. In order to align this portion of compensation more closely to the benchmarking information, the Board approved new target annual incentive bonuses for the executive officers that will be used for the first time for 2008 awards as follows: 50% for Dr. Hacksell, 35% for Dr. Mills and Mr. Aasen, 30% for Mr. Lundstrom, Dr. Tolf and John J. Kaiser, our Vice President, Strategic Marketing & Commercial Development; provided that Mr. Kaiser’s bonus for the 2008 calendar year has been fixed at $60,500 pursuant to his employment offer letter. The Compensation Committee had, and will have, the discretion to recommend bonus amounts to our Board from 0 to 150% of the applicable target percentage based on the performance of the individual executive officer and the comapny.

Long-Term Incentives. Our long-term incentives are currently in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance by providing incentives for longevity with the company. Stock option grants to executives currently are made pursuant to our 2004 Equity Incentive Plan (the “2004 Plan”) at the inception of service and thereafter in connection with the regular meeting of the Board of Directors in March of each year. Annual refresher stock option grants to eligible non-executive employees are also made in connection with the March meeting of the Board of Directors. We do not coordinate the grant of stock options to the timing of releases of material non-public information. Stock options only produce value to our executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the executive’s position, the executive’s performance in the prior year, the company’s overall performance, the executive’s potential for continued sustained contributions to our company’s success, and competitive market information. The executive’s stock options are granted with an exercise price based on the fair market value, which, for grants made prior to January 1, 2008, was deemed to be the closing price on the trading date prior to grant pursuant to the terms of the 2004 Plan. Commencing January 1, 2008, for grants made under the 2004 Plan, fair market value will be deemed to be the closing price on the date of grant. Stock options granted under the 2004 Plan generally vest over a four-year period (with 25% vesting after one year and the remainder vesting monthly thereafter) and each option is exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. The 2004 Plan also permits the issuance of other types of awards, including stock appreciation rights and restricted stock, among others. We have only awarded stock options under the 2004 Plan, but the Compensation Committee, in its discretion, may elect to make different types of awards.

Post-employment Compensation. Our executive officers, who are designated below under “—Summary Compensation Table,” are entitled to certain severance and change in control benefits, the terms of which are described below under “—Post-Employment Compensation.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, which are also generally available to employees, including medical, dental, vision and life insurance coverage and 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits.

Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved our 2004 Plan, thereby qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under the 2004 Plan also may qualify as performance-based compensation. In addition, the Compensation Committee intends to evaluate our executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2007 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2007

Name	Title	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Uli Hacksell(2)	Chief Executive Officer	2007 2006	$438,900 420,000	$116,000 94,500	$285,134 378,764	$12,105 11,840	$852,139 905,104

Thomas Aasen(2)	Vice President, Chief Financial Officer, Treasurer and Secretary	2007 2006	285,974 271,065	68,500 49,063	124,886 163,448	12,105 11,840	491,465 495,416

Roger Mills(3)	Executive Vice President, Development	2007 2006	342,641 168,788	85,000 30,563	164,751 62,104	855 450	593,247 261,905

Brian Lundstrom(2)	Senior Vice President, Business Development	2007 2006	272,593 262,614	38,500 25,999	108,311 131,210	12,105 11,840	431,509 431,663

Bo-Ragnar Tolf(4)	Vice President, Chemistry and Managing Director, ACADIA Pharmaceuticals AB	2007 2006	304,614 290,377	62,876 37,518	94,211 104,137	63,758 28,845	525,459 460,877

(1)	Amounts shown do not reflect compensation actually received by the named individual. The amounts reflect compensation expense recognized by the Company in 2007 and 2006 and reflect option awards granted in and prior to 2007. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 5, 2008 with the SEC, for the SFAS 123(R) stock compensation expense assumptions used to determine the valuation and expensing of stock option awards. The values recognized in the “Options Awards” column above do not reflect estimated forfeitures.
(2)	“All Other Compensation” includes $11,250 and $11,000 in employer 401(k) matching and $855 and $840 of supplemental life insurance premium payments in each of 2007 and 2006, respectively.
(3)	Dr. Mills became an employee of the Company on June 30, 2006. “All Other Compensation” includes $855 and $450 of supplemental life insurance premium payments in 2007 and 2006, respectively.
(4)	“All Other Compensation” includes an employer retirement contribution of $63,758 and $28,845 in 2007 and 2006, respectively. Dr. Tolf is employed in Sweden and, as such, is not eligible to participate in our 401(k) plan or receive supplemental life insurance that is available to employees based in the U.S., but he does participate in a retirement program that is provided to all of our employees in Sweden and which is similar to a 401(k) plan in that company contributions to the plan are fixed based on the employee’s salary.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1)	Closing Market Price on Date of Grant	Grant Date Fair Value of Option Awards(2)
Uli Hacksell	3/9/2007	55,000	$6.86	$6.76	$224,862
Thomas Aasen	3/9/2007	22,000	6.86	6.76	89,945
Roger Mills	3/9/2007	50,000	6.86	6.76	204,420
Brian Lundstrom	3/9/2007	17,750	6.86	6.76	72,569
Bo-Ragnar Tolf	3/9/2007	20,250	6.86	6.76	82,790

(1)	In accordance with the terms of the 2004 Plan, the exercise price of each option was set at the fair market value of our common stock, which the 2004 Plan defines as the closing market price on the trading day immediately prior to the date of grant.
(2)	See the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 5, 2008 with the SEC, for the SFAS 123(R) stock compensation expense assumptions used to determine the valuation and expensing of stock option awards. The values recognized in the “Grant Date Fair Value of Options Awards” column above do not reflect estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End.

The following table shows certain information regarding outstanding equity awards at December 31, 2007 for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Uli Hacksell	52,084	—	$1.60	2/15/09
	50,000	—	2.00	10/1/10
	25,000	—	1.50	9/8/12
	7,500	—	1.08	3/16/13
	149,500	—	1.08	9/7/13
	30,000	—	2.00	3/11/14
	51,562	23,438	6.95	3/10/15
	24,062	30,938	14.83	3/9/16
	—	55,000	6.86	3/8/17

subtotal	389,708	109,376

Thomas Aasen	17,500	—	2.00	6/28/10
	32,500	—	1.50	9/8/12
	77,500	—	1.08	9/7/13
	12,500	—	2.00	3/11/14
	21,312	9,688	6.95	3/10/15
	10,937	14,063	14.83	3/9/16
	—	22,000	6.86	3/8/17

subtotal	172,249	45,751

Roger Mills	37,500	62,500	8.18	6/29/16
	—	50,000	6.86	3/8/17

subtotal	37,500	112,500

Brian Lundstrom	44,375	20,625	6.61	11/23/14
	2,750	1,250	6.95	3/10/15
	9,187	11,813	14.83	3/9/16
	—	17,750	6.86	3/8/17

subtotal	56,312	51,438

Bo-Ragnar Tolf	25,000	—	3.00	11/30/10
	12,500	—	8.00	12/2/11
	10,000	—	1.50	9/8/12
	10,000	—	1.08	3/16/13
	25,000	—	1.08	9/7/13
	10,000	—	2.00	3/11/14
	15,812	7,188	6.95	3/10/15
	9,187	11,813	14.83	3/9/16
	—	20,250	6.86	3/8/17

subtotal	117,499	39,251

(1)	All options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and the remainder vesting 1/48th per month thereafter.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the year with respect to the Named Executive Officers:

Option Exercises in Fiscal 2007

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Uli Hacksell	—	—

Thomas Aasen	11,000	$119,270

Roger Mills	—	—

Brian Lundstrom	25,000	190,226

Bo-Ragnar Tolf	—	—

(1)	Amounts shown do not reflect amounts actually received by the named individual. The amounts reflect the product of (i) the difference between the market closing price on the date of exercise less the exercise price of the applicable option multiplied by (ii) the number of shares exercised under the applicable option.

Post-Employment Compensation

The amount of compensation payable to each executive officer upon termination of the employment of the executive is shown below. Our Compensation Committee may in its discretion revise, amend or add to the benefits.

Payments made upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

Potential payment under employment arrangements

We have entered into offer letters or employment agreements with each of our Named Executive Officers, setting forth their respective base salary, bonus targets, and other employment benefits. Each Named Executive Officer’s employment is on an “at-will” basis and can be terminated by us or the applicable officer at any time, for any reason and with or without notice, subject, where applicable, to the severance arrangements contained therein. In the event that Dr. Tolf’s employment is terminated by us during its term, we are obligated, except in limited circumstances, to provide Dr. Tolf with six months’ notice. If we terminate the employment of Dr. Hacksell, Mr. Aasen or Dr. Mills for reasons other than cause, we are obligated to pay that executive officer one year’s salary and to continue other benefits the officer may be receiving at the time of termination for the one-year period following termination of employment. If we terminate the employment of Mr. Lundstrom for reasons other than cause, we are obligated to pay him six months’ salary and to continue other benefits he may be receiving at the time of termination for the six-month period following termination of employment. Under the employment offer letters, “cause” means, generally, (a) material failure to competently perform assigned duties for the Company, (b) sustained poor performance of any material aspect of job duties or obligations, (c) dishonesty, gross negligence or other material misconduct, or (d) conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

Effect of change in control on stock option awards

In the event the Company is acquired or completes a corporate transaction, any unvested options held by a Named Executive Officer will be immediately vested, subject to the officer’s continued employment for a period of at least six months following the completion of the corporate transaction if so requested by the company. For the purpose of the foregoing, a “corporate transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•	a sale or other disposition of all or substantially all, as determined by the Board of Directors in its discretion, of the consolidated assets of the Company and its subsidiaries;

•	a sale or other disposition of at least 90% of the outstanding securities of the Company;

•	a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

•

a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If a corporate transaction had occurred, effective as of December 31, 2007, the value of the accelerated options to our executive officers would have been: $345,121, $139,627, $391,125, $171,865 and $120,536 to Dr. Hacksell, Mr. Aasen, Dr. Mills, Mr. Lundstrom and Dr. Tolf, respectively, calculated as the sum for each individual of the products of the (i) the difference between the exercise price of each option deemed accelerated and fair market value on December 31, 2007 multiplied by (ii) the number of shares deemed accelerated under the applicable option.

NonQualified Deferred Compensation

None of our Named Executive Officers participates in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2007, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,811,343	$7.46	1,271,631
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	2,811,343	$7.46	1,271,631

(1)	Includes our 1997 Stock Option Plan, the 2004 Plan, and our 2004 Employee Stock Purchase Plan (the “ESPP”). 381,748 shares under column (c) are attributable to our ESPP. Each of our 2004 Plan and our ESPP contain so called “evergreen” provisions providing for annual increases to their respective share reserves in connection with the 2008 Annual Meeting of Stockholders. The number of shares to be added to our 2004 Plan will be equal to the least of: (i) 1,112,628, which is three percent of the number of shares of our outstanding common stock as April 18, 2008, the record date for the 2008 Annual Meeting of Stockholders; (ii) 750,000; or (iii) an amount determined for such year by our Board of Directors. The number of shares to be added to our ESPP will be equal to the least of: (i) 370,876, which is one percent of our outstanding common stock as of April 18, 2008, the record date for the 2008 Annual Meeting of Stockholders; (ii) 150,000; or (iii) an amount determined for such year by our Board of Directors.
(2)	As of December 31, 2007, we did not have any equity compensation plans that were not approved by our stockholders.

Director Compensation

During 2007, we provided each of our non-employee directors cash compensation in the form of an annual retainer of $15,000, plus an additional $12,500 for the Chairman of the Board of Directors and an additional $5,000 for the committee chairs. Commencing with the retainers paid in connection with our 2008 Annual Meeting of Stockholders, the base annual retainer for outside directors will be increased to $20,000. The additional amounts paid to the Chairman of the Board and the committee chairs will not change. The annual retainers may, at the election of the individual director, be converted into an option to purchase a number of shares of stock equal to the quotient of three times the retainer amount to be converted, divided by the exercise price for such option, as determined in accordance with the terms of the 2004 Plan. For grants made on or prior to December 31, 2007, the 2004 Plan provides that the exercise price for options are equal to the closing price for the Company’s common stock on the trading day immediately prior to option grant date. Commencing on January 1, 2008, the exercise price for options was equal to the closing price for the Company’s common stock on the option grant date. Directors receive $1,000 per board meeting attended in person and $250 per meeting attended telephonically. Committee members receive $750 per regular meeting and $500 per special telephonic meeting, and the chairpersons receive twice those amounts. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors also receives stock option grants under our 2004 Plan. Options granted to our non-employee directors are intended by us not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. These option grants are non-discretionary.

Any person who joins the Board of Directors as a non-employee director will receive an option to purchase 15,000 shares of common stock upon his or her election. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders will be automatically granted, on the annual meeting date, an option to purchase 10,000 shares of common stock. The annual retainer amount and option grant may be pro rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders. In addition, directors may elect to convert their retainer amounts, in whole or in part, into options under the 2004 Plan with an aggregate exercise price equal to three times the amount elected for conversion.

Initial grants (i.e., those made upon a non-employee director’s election to our Board of Directors) vest over two years following the date of grant, and annual grants, including any retainer amounts that are converted, vest at the rate of 1/4th each quarter after the date of grant. In general, the term of stock options granted under the 2004 Plan may not exceed ten years.

Unless the terms of an director’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason, the optionholder may exercise any vested options up to three years from cessation of service.

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all persons who served as directors of the Company during the year, other than Dr. Hacksell, who is a Named Executive Officer and received no additional compensation for his services as a director:

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Gordon Binder(3)	$23,000	$76,116	$99,116
Michael Borer(4)	10,500	121,089	131,589
Mary Ann Gray(5)	31,250	102,506	133,756
Leslie Iversen(6)	14,250	144,138	158,388
Lester Kaplan(7)	15,000	112,988	127,988
Torsten Rasmussen(8)	23,750	76,116	99,866
Alan G. Walton(9)	11,750	112,988	124,738

(1)	Includes Board of Directors and committee fees for meeting attendance, as well as an annual retainer paid in cash for Mr. Binder and Mr. Rasmussen. Dr. Gray elected to receive seventy-five percent of her retainer in cash and to convert the remaining twenty-five percent into a stock option award, which is included in the Option Awards column. Mr. Borer and Drs. Iversen, Kaplan and Walton elected to convert their full annual retainers into a stock option award and this amount does not include the amount of such converted retainers, which are included in the Option Awards column.
(2)	Amounts shown do not reflect compensation actually received by the named individual. The amounts reflect compensation expense recognized by the Company in 2007 and reflect option awards granted in and prior to 2007. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 5, 2008, for the SFAS 123(R) stock compensation expense assumptions used to determine the valuation and expensing of stock option awards. The values recognized in the “Options Awards” column above do not reflect estimated forfeitures.
(3)	“Fees Earned or Paid in Cash” includes $8,000 in Board of Directors and Audit Committee meetings fees and a $15,000 annual retainer paid in cash. “Option Awards” includes the compensation expense for (i) 10,000 stock options granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, and (ii) 10,000 stock options granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share. As of December 31, 2007, an aggregate of 44,000 stock options that had been granted to Mr. Binder were outstanding.
(4)	“Fees Earned or Paid in Cash” includes $10,500 in Board of Directors and Audit Committee meetings fees. “Option Awards” includes the compensation expense for (i) 2,996 stock options (from the conversion of a $15,000 annual retainer) and 10,000 stock options, each granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, (ii) 4,977 stock options (from the conversion of the 2006 $15,000 annual retainer) and 10,000 stock options, each granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share, and (iii) 15,000 stock options granted on September 9, 2005 with an exercise price of $11.00 and fair value of $6.69 per share. As of December 31, 2007, an aggregate of 42,973 stock options that had been granted to Mr. Borer were outstanding.
(5)	“Fees Earned or Paid in Cash” includes $16,250 in Board of Directors and Audit Committee meetings fees. “Option Awards” includes the compensation expense for (i) 998 stock options (from the twenty-five percent conversion of a $20,000 annual retainer) and 10,000 stock options, each granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, (ii) 6,637 stock options (from the conversion of the 2006 $20,000 annual retainer) and 10,000 stock options, each granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share, and (iii) 6,500 stock options granted on April 27, 2005 with an exercise price of $7.67 and fair value of $4.66 per share. As of December 31, 2007, an aggregate of 49,135 stock options that had been granted to Dr. Gray were outstanding.
(6)	“Fees Earned or Paid in Cash” includes $4,250 in Board of Directors meetings fees and $10,000 for serving on the Scientific Advisory Committee of the Board of Directors. “Option Awards” includes the compensation expense for (i) 5,492 stock options (from the retainer of a $27,500 annual retainer) and 10,000 stock options, each granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, and (ii) 9,126 stock options (from the conversion of the 2006 $27,500 annual retainer), 6,000 stock options for service on the Scientific Advisory Committee of the Board of Directors and 10,000 stock options, each granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share. As of December 31, 2007, an aggregate of 83,245 stock options that had been granted to Dr. Iversen as Board compensation were outstanding
(7)	“Fees Earned or Paid in Cash” includes $15,000 in Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee meeting fees. “Option Awards” includes the compensation expense for (i) 3,994 stock options (from the conversion of a $20,000 annual retainer) and 10,000 stock options, each granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, and (ii) 6,637 stock options (from the conversion of the 2006 $20,000 annual retainer) and 10,000 stock options, each granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share. As of December 31, 2007, an aggregate of 66,715 stock options that had been granted to Dr. Kaplan were outstanding.
(8)	“Fees Earned or Paid in Cash” includes $8,750 in Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee meeting fees, and a $15,000 annual retainer paid in cash.

“Option Awards” includes the compensation expense for (i) 10,000 stock options granted on June 15, 2007 with an exercise price of $15.02 and fair market value of $9.50 per share, and (ii) 10,000 stock options granted on June 13, 2006 with an exercise price of $9.04 and fair market value of $5.45 per share. As of December 31, 2007, an aggregate of 52,542 stock options that had been granted to Mr. Rasmussen were outstanding.

(9)	“Fees Earned or Paid in Cash” includes $11,750 in Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee meeting fees. “Option Awards” includes the compensation expense for (i) 3,994 stock options (from the conversion of a $20,000 annual retainer) and 10,000 stock options, each granted on June 15, 2007 with an exercise price of $15.02 and fair value of $9.50 per share, and (ii) 6,637 stock options (from the conversion of a $20,000 annual retainer) and 10,000 stock options, each granted on June 13, 2006 with an exercise price of $9.04 and fair value of $5.45 per share. As of December 31, 2007, an aggregate of 59,715 stock options that had been granted to Dr. Walton were outstanding.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions policy and Procedures

The charter of the Audit Committee states that it will review, consideration and approval or ratification of “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of ACADIA Pharmaceuticals Inc. will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas H. Aasen Vice President, Chief Financial Officer, Treasurer, and Secretary

San Diego, California

May 13, 2008

ACADIA PHARMACEUTICALS INC. 3911 Sorrento Valley Boulevard San Diego, California 92121 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2008

The undersigned hereby appoints Uli Hacksell, Ph.D. and Thomas H. Aasen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc., which the undersigned may be entitled to vote at the 2008 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held on June 13, 2008 at 8:00 a.m. local time at The Westgate Hotel, 1055 Second Avenue, San Diego, California 92101, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

		FOR the nominees listed below (except as marked to the contrary).	WITHHOLD authority to vote for the nominees listed below.			FOR	AGAINST	ABSTAIN
PROPOSAL 1:	To elect three Class I directors to hold office until our 2011 Annual Meeting of Stockholders.	☐	☐	PROPOSAL 2:	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
Nominees:	Michael Borer, Mary Ann Gray, and Lester J. Kaplan

To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) below:				VOTING INSTRUCTIONS:

				VOTE BY MAIL:	Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

Please sign exactly as your name appears hereon.
If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated:

Signature(s)

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

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